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                                                                    Exhibit 99.4
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          Form of Stock Option Assumption Agreement used in connection with the FlowPoint Corp. 1994 Stock Option Plan

                                                          1994 STOCK OPTION PLAN

                            CABLETRON SYSTEMS, INC.
                       STOCK OPTION ASSUMPTION AGREEMENT
                       ---------------------------------

OPTIONEE:

     STOCK OPTION ASSUMPTION AGREEMENT issued as of the 8th day of September, 1998 by Cabletron Systems, Inc., a Delaware corporation ("Cabletron").

     WHEREAS, _____________ ("Optionee") holds one or more outstanding options to purchase shares of the common stock of FlowPoint Corp., a California corporation ("FlowPoint"), which were granted to Optionee under FlowPoint's 1994 Stock Option Plan (the "Plan"), and are evidenced by a Stock Option Agreement (the "Option Agreement") between FlowPoint and Optionee.

     WHEREAS, FlowPoint has this day been acquired by Cabletron through merger of a wholly-owned Cabletron subsidiary, Catfish Acquisition, Inc. ("Merger Sub"), with and into FlowPoint (the "Merger") pursuant to the Agreement and Plan of Merger dated as of June 10, 1998, as amended as of August 7, 1998, by and among Cabletron, FlowPoint and Merger Sub (the "Merger Agreement").

     WHEREAS, the provisions of the Merger Agreement require Cabletron to assume all obligations of FlowPoint under all options outstanding under the Plan at the consummation of the Merger (the "FlowPoint Options") and to issue to the holder of each outstanding FlowPoint Option a notice setting forth such holder's rights after consummation of the Merger.

     WHEREAS, pursuant to the provisions of the Merger Agreement, Optionee's FlowPoint Options now represent an option (a "Cabletron Option") to purchase shares of common stock, $.01 par value, of Cabletron ("Cabletron Stock").

     WHEREAS, the number of shares of Cabletron Stock which are subject to Optionee's Cabletron Options is equal to the number of shares of FlowPoint common stock otherwise purchasable pursuant to such options multiplied by the exchange ratio of 1.033 (the "Exchange Ratio").

     WHEREAS, this Agreement is to become effective immediately upon the consummation of the Merger (the "Effective Time") in order to reflect certain adjustments to
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Optionee's outstanding options under the Plan which have become necessary by reason of the assumption of those options by Cabletron in connection with the Merger.

     NOW, THEREFORE, it is hereby agreed as follows:

     1. The number of shares of FlowPoint common stock subject to the FlowPoint Options held by Optionee under the Plan immediately prior to the Effective Time and the exercise price payable per share are set forth in Exhibit A hereto.
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Cabletron hereby assumes, as of the Effective Time, all the duties and obligations of FlowPoint under each of the FlowPoint Options. In connection with such assumption, the number of shares of Cabletron Stock purchasable under each FlowPoint Option hereby assumed and the exercise price payable thereunder have been adjusted to reflect the Exchange Ratio at which shares of FlowPoint common stock purchasable under Optionee's FlowPoint Options were converted into shares of Cabletron Stock purchasable under Optionee's Cabletron Options in consummation of the Merger. Accordingly, the number of shares of Cabletron Stock subject to each FlowPoint Option hereby assumed, and the adjusted exercise price payable per share of Cabletron Stock under the assumed FlowPoint Option, shall be as indicated for that option in attached Exhibit B.
                                                  ---------

     2. The intent of the foregoing adjustments to each assumed FlowPoint Option is to assure that the spread between the aggregate fair market value of the shares of Cabletron Stock purchasable under that option and the aggregate exercise price as adjusted hereunder will, immediately after the consummation of the Merger, equal the spread which existed, immediately prior to the Merger, between the then aggregate fair market value of the FlowPoint common stock subject to the FlowPoint Option and the aggregate exercise price in effect at such time under the Option Agreement. Such adjustments are also designed to preserve, on a per share basis immediately after the Merger, the same ratio of exercise price per option share to fair market value per share which existed under the FlowPoint Option immediately prior to the Merger.

     3. The following provisions shall govern each FlowPoint Option hereby assumed by Cabletron:

     - Unless the context otherwise requires, all references to the "Company" in each Option Agreement and in the Plan (as incorporated into such Option Agreement) shall mean Cabletron, all references to "Common Stock" shall mean shares of Cabletron Stock, and all references to the "Committee" shall mean the Incentive Compensation Committee of the Board of Directors of Cabletron.

     - The grant date and the expiration date of each assumed FlowPoint Option and all other provisions which govern either the exercisability or the termination of the assumed FlowPoint Option shall remain the same as set forth in the Option Agreement applicable to that option and shall accordingly govern and control Optionee's rights under this Agreement to purchase Cabletron Stock.

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     -  Each assumed FlowPoint Option shall remain exercisable in accordance with the same installment exercise schedule in effect under the applicable Option Agreement immediately prior to the Effective Time, with the number of shares of Cabletron Stock subject to each such installment adjusted to reflect the Exchange Rate. Accordingly, no accelerated vesting of the FlowPoint Options shall be deemed to occur by reason of the Merger, and the grant date for each assumed FlowPoint Option shall accordingly remain the same as in effect under the applicable Option Agreement immediately prior to the Merger.

     - For purposes of applying any and all provisions of the Option Agreement relating to Optionee's status as an employee with the Company, Optionee shall be deemed to continue in such employee status for so long as Optionee renders services as an employee to Cabletron or any present or future Cabletron subsidiary, including (without limitation) FlowPoint. Accordingly, the provisions of the Option Agreement governing the termination of the assumed FlowPoint Option upon the Optionee's cessation of employee status with FlowPoint shall hereafter be applied on the basis of the Optionee's cessation of employee status with Cabletron and its subsidiaries, and each assumed FlowPoint Option shall accordingly terminate, within the designated time period in effect under the Option Agreement for that option, following such cessation of employment with Cabletron and its subsidiaries.

     - The adjusted exercise price payable for the Cabletron Stock subject to each assumed FlowPoint Option shall be payable in any of the forms authorized under the Option Agreement applicable to that option. For purposes of determining the holding period of any shares of Cabletron Stock delivered in payment of such adjusted exercise price, the period for which such shares were held as FlowPoint common stock prior to the Merger shall be taken into account.

     - In order to exercise each assumed FlowPoint Option, Optionee must deliver to Cabletron a written notice of exercise in which the number of shares of Cabletron Stock to be purchased thereunder must be indicated. The exercise notice should be delivered to Cabletron at the following address:

               Cabletron Systems, Inc.
               35 Industrial Way
               Rochester, New Hampshire  03867
               Attention:  Edward Cortes

     4. Except to the extent specifically modified by this Stock Option Assumption Agreement, all of the terms and conditions of each Option Agreement as in effect immediately prior to the Merger shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Stock Option Assumption Agreement.

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     IN WITNESS WHEREOF, Cabletron Systems, Inc. has caused this Stock Option
Assumption Agreement to be executed on its behalf by its duly-authorized officer as of the ____ day of September, 1998.


                              CABLETRON SYSTEMS, INC.


                              By:______________________________

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                                   EXHIBIT A


     Optionee's Outstanding Options to Purchase Shares of FlowPoint Corp.
                           Common Stock (Pre-Merger)

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                                   EXHIBIT B

  Optionee's Outstanding Options to Purchase Shares of Cabletron Systems, Inc.
                           Common Stock (Post-Merger)

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